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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        --------------------------------

Name:  SSBC INDEX SERIES INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              388 Greenwich Street
                            New York, New York 10013

Telephone Number (including area code):  (800) 451-2010

                Name and address of agent for service of process:

                                Heath B. McLendon
                      Chief Executive Officer and President
                              388 Greenwich Street
                            New York, New York 10013

                                   Copies to:

                             Burton M. Leibert, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [ ] No [X]


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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 14th day of June, 1999.



                                        SSBC INDEX SERIES INC.


                                        By:  /s/ Heath B. McLendon
                                             --------------------------
                                             Heath B. McLendon
                                             Chief Executive Officer and
                                             President



ATTEST:

By: /s/ Christina T. Sydor
    --------------------------